UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Mercury Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2741391
(State of Incorporation	(IRS Employer
or Organization)	Identification No.)

50 Minuteman Road Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of each exchange on which each class is to be registered
Rights to Purchase Preferred Stock	Nasdaq Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]
Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
    None
(Title of Class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on December 29, 2021 as set forth below:
Item 1. Description of Registrant’s Securities to be Registered
On June 21, 2022, the Board of Directors of Mercury Systems, Inc., a Massachusetts corporation (the “Company”), approved an amendment (the “First Amendment”) to the Rights Agreement, dated as of December 27, 2021, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The First Amendment amended the Rights Agreement (i) so that the ownership threshold for a person to become an “Acquiring Person” and trigger consequences under the Rights Agreement is increased from 7.5% of the Company’s common stock to 10%, and in the case of “Passive Institutional Investors,” from 10% of the Company’s common stock to 20%, and (ii) by accelerating the expiration of the Company’s preferred share purchase rights (the “Rights”) by amending the definition of “Final Expiration Date” to mean the conclusion of the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). Accordingly, the Rights which were previously dividended to holders of record of the common stock, par value $0.01 per share, of the Company shall expire as of the conclusion of the 2022 Annual Meeting upon the expiration of the Rights Agreement and no person shall have any rights pursuant to the Rights Agreement or the Rights.

The foregoing description of the First Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the (i) First Amendment, which is incorporated herein by reference, and (ii) the Rights Agreement, which was included as an exhibit in the Company’s Form 8-A filing, dated as of December 29, 2021, and is incorporated herein by reference.
Item 2. Exhibits
1.     First Amendment to Rights Agreement, dated as of June 23, 2022, between Mercury Systems, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 8-K dated June 24, 2022 of Mercury Systems, Inc.).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

MERCURY SYSTEMS, INC.

Date: June 24, 2022	By: /s/ Christopher C. Cambria Name: Christopher C. Cambria Title: Executive Vice President, General Counsel, and Secretary